July 28, 2008

Dear David,

This is in clarification of our Agreement, dated July 13, 2008 in connection with the future purchase of Blendtec products by GSS.

Blendtec hereby grants GSS the first right to purchase Blendtec's production of its Self Serve Smoothie blender (S3).

If Blendtec's production of the S3 exceeds GSS's orders for such production for more than any 30-day period then GSS shall lose its right of first purchase of such S3 production upon notice to that effect by Blendtec to GSS.

Please indicate Blendtec's approval of this amendment to its agreements regarding its production with GSS by signing in the space provided below.

Sincerely,

Global Smoothie Supply, Inc.

/s/ John W. Gohsman President

Read, Approved & Agreed:

K-Tec, Inc., d/b/a Blendtec

/s/ David Beck
By: David Beck
President